Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of The Nasdaq Stock Market, Inc. on Form S-3 of our report dated February 28, 2005 relating to the consolidated financial statements of Toll Associates LLC as of December 31, 2004 and for the period September 7, 2004 through December 31, 2004 (which financial statements are not separately presented therein) appearing in the Annual Report on Form 10-K of The Nasdaq Stock Market, Inc. for the year ended December 31, 2004 and to the reference to us under the heading “Experts” in the Prospectus Supplement, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

New York, New York

January 30, 2006